Exhibit 23.2

LIGHTEART | SANDERS

CERTIFIED PUBLIC ACCOUNTANTS

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the inclusion of our Auditor's Report, dated April 22, 2022, on the financial statements of the University of Antelope Valley, Inc. for the year ended December 31, 2021, in Genius Group Ltd's annual report on Form 20-F. We also consent to application of such report to the financial information in the Report in Genius Group Ltd's annual report on Form 20-F, when such financial information is read in conjunction with the financial statements referred to in our reports.

Lightheart, Sanders and Associates

Certified Public Accountants

Madison, Mississippi

September 9, 2022